Exhibit 99.1

Approved by:

Laureen DeBuono

CFO of Thermage, Inc.

510-259-5221

Investor Contact:

EVC Group, Inc.

Douglas Sherk/Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

Jennifer Saunders

646-201-5445

Thermage, Inc. Provides Preliminary Fourth Quarter Results

Revenue expected to increase by approximately 58% over Q4 2005

Strong System Sales; Gross Margin to exceed 72%

HAYWARD, January 8, 2007 - Thermage, Inc. (NASDAQ:THRM) today provided an update on its expectations for its financial results for the fourth quarter ended December 31, 2006. The Company offered this update due to management’s participation in upcoming investor conferences.

The Company currently expects revenue for the fourth quarter to be in the range of $14.6 million to $14.8 million, which would represent an increase of approximately 58% over fourth quarter 2005 revenue of $9.3 million. The gross profit margin during the fourth quarter is expected to exceed 72.0%. The mix of treatment tip sales versus sales of systems and other revenues is expected to be approximately 70% and 30%, respectively, in the quarter. Excluding stock-based compensation charges, fourth quarter operating income is expected to be breakeven as per previously issued Company guidance. The Company anticipates that its full fourth quarter financial results press release will be issued, and corresponding earnings call will take place, in mid-February 2007.

“We are executing on our disposables based business model and have entered the New Year with solid momentum,” said Stephen J. Fanning, President & CEO. “Sales of our ThermaTips and other consumables rose by over 20% from the third quarter. At the same time, we increased fourth quarter shipments of our ThermaCool systems to 114 as compared to 108 in the third quarter,” Mr. Fanning concluded.

About Thermage, Inc.

Thermage, Inc. (Nasdaq: THRM) is one of the premier medical device companies for aesthetics applications. The Company’s innovative radiofrequency (RF) technology provides a safe, non-invasive procedure to tighten tissue. The Company’s ThermaCool® system is marketed in approximately 70 countries to physicians, including dermatologists, plastic surgeons, and other cosmetic physicians. Thermage was founded in 1996. The Company received FDA clearance and commercially launched the ThermaCool system in 2002. The Company is based in Hayward, California.

For more information, call 1-510-259-7117 or visit www.thermage.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s financial performance for the fourth quarter are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Thermage’s fourth quarter December 31, 2006 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form S-1 as filed with the Securities and Exchange Commission on November 9, 2006 and the Company’s Form 10-Q for the period ended September 30, 2006. Undue reliance should not be placed on forward-looking statements, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.